Calculation of Filing Fee Tables
S-8
ACUITY INC. (DE)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Other	Deferred Compensation Obligations	Other	90,000,000	$ 1.00	$ 90,000,000.00	0.000087	$ 7,830.00
Total Offering Amounts:						$ 90,000,000.00		$ 7,830.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 7,830.00
Offering Note
[1]	The deferred compensation obligations being registered on this Registration Statement are unsecured obligations of Acuity Inc. (the "Registrant") to pay deferred compensation to eligible employees of the Registrant who participate in the Acuity Inc. 2005 Supplemental Deferred Savings Plan (the "Plan") in accordance with the terms of the Plan. The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan and is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources